Exhibit 99.2

SHIFT TECHNOLOGIES, INC.

Employment INDUCEMENT GRANT AGREEMENT

THIS EMPLOYMENT INDUCEMENT GRANT AGREEMENT (this “Agreement”), dated June 30, 2023 (the “Date of Grant”) between Shift Technologies, Inc., a Delaware corporation (the “Company”), and Ayman Moussa (the “Grantee”), is a grant of restricted Stock Units (“RSUs”) subject to the terms, definitions and provisions of the Company’s Employment Inducement Plan (the “Plan”), a copy of which has been made available to the Grantee, which is incorporated herein by reference, and the terms of this Agreement, although the Grant (defined below) is issued as an inducement award pursuant to NASDAQ Listing Rule 5635(c)(4), is not issued under the Plan and the shares of Stock issued pursuant to this Grant shall not be considered as issued under the Plan. Unless otherwise defined herein, terms not defined in this Agreement shall have the meanings ascribed to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and those of this Agreement, the terms and conditions of this Agreement shall prevail.

1. Award. Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the Company hereby grants the Grantee 1,900,000 RSUs, subject to the vesting terms set forth in Section 2 below (the “Grant”). Subject to the provisions of this Agreement and the Plan, each vested RSU represents the right to receive one (1) share of Stock. The RSUs shall apply only with respect to a whole number of shares of Stock.

2. Vesting.

(a) Certain of the RSUs shall vest based on the passage of time (“Time RSUs”) and certain of the RSUs shall vest upon a combination of the passage of time and the achievement of specified performance metrics (“Performance RSUs” or “PSUs”). For purposes of clarity, references to RSUs include both Time RSUs and PSUs. 950,000 RSUs subject to this award are Time RSUs and 950,000 RSUs subject to this award are Performance RSUs. The Time RSUs and Performance RSUs shall vest in accordance with the vesting schedules below. Until such vesting conditions are met, unvested RSUs shall remain subject to forfeiture in accordance with the terms of Section 3 hereof. RSUs will vest in whole numbers; any fractional amounts will be rounded down and will be available to vest (in whole numbers) in the next vesting period.

(b) The Time RSUs shall vest, subject to the Grantee’s continuous employment with the Company or an Affiliate (“Continuous Service”) through the applicable vesting date, as follows:

(1)	237,500 Time RSUs are eligible to vest on June 30, 2024; and

(2)	712,500 Time RSUs are eligible to vest quarterly over the three (3) year period commencing on July 1, 2024, in equal installments of 59,375 per quarter, with the first quarterly vesting date occurring September 30, 2024, and the last on June 30, 2027.

(3)	In the event of a Change of Control, any then outstanding and unvested Time RSUs shall vest immediately prior to such Change of Control.

(c) The PSUs shall vest as follows, subject to the Grantee’s Continuous Service through the applicable vesting date:

(i) 2023 PSUs.190,000 PSUs shall be eligible to vest on December 31, 2023, provided that the following performance criteria is achieved (the “2023 Performance Criteria”): An EBITDA loss of no more than $12 million for the period from July 1, 2023 through December 31, 2023.

(ii) 2024-2027 PSUs. Subject to the Grantee’s Continuous Service through the applicable vesting date, each tranche of PSUs in Table 1 below (the “2024-2027 PSUs”) shall be eligible to vest on the last day of the calendar quarter of the calendar quarter in which the applicable Performance Requirement and Service Requirement have both been met (for the avoidance of doubt, the Performance and Service Requirements may be met in different calendar quarters and vesting shall occur at the last day of the later calendar quarter).

The following rules shall apply to such vesting:

(1)	A Performance Requirement will be considered achieved if the Company’s 20-Day Average Price of a share of Stock equals or exceeds the price set forth in Table 1 on any day beginning on the Date of Grant and prior to the 4th anniversary of the Date of Grant.

(2)	A Service Requirement will be considered achieved if the Grantee remains in Continuous Service through the applicable date set forth in Table 1.

(3)	Tranche 1 through 4 may not vest prior to January 1, 2024. Any tranche meeting the Performance and Service Requirements prior to such date shall be eligible to vest on March 31, 2024, but not sooner.

(4)	Tranche 5 through 8 may not vest prior to January 1, 2025. Any tranche meeting the Performance and Service Requirements prior to such date shall be eligible to vest on March 31, 2025, but not sooner.

(5)	Any PSUs not vested by the fourth (4th) anniversary of the Date of Grant shall immediately terminate thereafter and become null and void.

(6)	In the event of a Change of Control whereby shares of Stock are valued at or in excess of a Performance Requirement price, the tranche underlying such price (and all lesser tranches) shall vest as of such Change of Control without regard to satisfaction of any Service Requirement or 20-Day Average Price requirement and, notwithstanding the Plan, or any other plan, arrangement or agreement of the Company applicable to the Grantee, any outstanding and unvested tranches not vested by the Change of Control shall immediately terminate thereafter and become null and void as of such Change of Control.

Table 1

Tranche	PSUs Eligible for Vesting	Performance Requirement (20-Day Average Price)	Service Requirement
1	95,000	$2.00	9-month anniversary of the Date of Grant
2	95,000	$2.77	12-month anniversary of the Date of Grant
3	95,000	$3.95	15-month anniversary of the Date of Grant
4	95,000	$5.13	18-month anniversary of the Date of Grant
5	95,000	$6.31	21-month anniversary of the Date of Grant
6	95,000	$7.49	24-month anniversary of the Date of Grant
7	95,000	$8.67	27-month anniversary of the Date of Grant
8	95,000	$9.25	30-month anniversary of the Date of Grant
TOTAL POSSIBLE	760,000

3. Termination of Service. Except as set forth in any separate written agreement between Grantee and the Company, when the Grantee’s Continuous Service terminates, any applicable outstanding and unvested Time RSUs and PSUs shall immediately terminate and become null and void.

4. Definitions.

(a) “20-Day Average Price” means, with respect to a specified date, the average closing price of a share of Stock for the twenty (20) business days ending on and including such reference date.

(b) “EBITDA” means, for a given period, earnings before income taxes, depreciation, and amortization, as such terms are used in the Company’s financial statements.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d) “Performance Requirement” means the 20-Day Average Prices set forth in Table 1.

5. Settlement. During the first open trading window of the Company following the end of each calendar quarter (i.e., March 31, June 30, September 30, December 31), the Company shall deliver to the Grantee one (1) share of Stock in settlement of each RSU that became vested during such calendar quarter, but in any event, within the period ending on the later to occur of the date that is 2 ½ months after the end of (i) the Grantee’s tax year that includes the date that the RSU became vested, or (ii) the Company’s tax year that includes the date that the RSU became vested. Notwithstanding the above, the delivery of the Stock shall be delayed if the immediate sale of such Stock would cause the Grantee to be in violation of Section 16 of the Exchange Act or Rule 10b-5 under the Exchange Act until the first business day upon which the Grantee would be able to sell such Stock in compliance with Section 16 and Rule 10b-5 of the Exchange Act; provided, however, that in no event will the delivery of such Stock be delayed subsequent to the deadline in the immediately preceding sentence. In no case will the Grantee be permitted, directly or indirectly, to specify the taxable year of delivery of any RSU subject to this Agreement. Notwithstanding the forgoing, in the event of a Change of Control, vested RSUs shall be settled within 10 days of such Change of Control.

6. Delivery of Stock. Certificates or evidence of book-entry shares representing the Stock issued upon settlement of RSUs pursuant to Section 5 of this Agreement will be delivered to or otherwise made available to the Grantee (or, at the discretion of the Grantee, joint in the names of the Grantee and the Grantee’s spouse) or to the Grantee’s nominee at such person’s request. Delivery of shares of Stock under this Agreement will comply with all applicable laws (including, the requirements of the Exchange Act), and the applicable requirements of any securities exchange or similar entity.

7. Shareholder Rights. An RSU is not a share of Stock, and thus, the Grantee will have no rights as a stockholder with respect to the RSUs.  Dividend Equivalents shall accrue on shares underlying the RSUs awarded hereunder and such dividends will be paid to Grantee upon the vesting of such RSUs.

8. Transferability. The RSUs subject to this Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered before they vest in accordance with Section 2. After such RSUs vest and are settled in accordance with Sections 2 and 5, no sale or disposition of such shares shall be made in the absence of an effective registration statement under the Exchange Act with respect to such shares unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Exchange Act or any other applicable securities laws is first obtained.

9. Change in Capital Structure. The terms of this Agreement, including the number of shares of Stock subject to this RSU and the applicable performance objectives shall be adjusted as the Administrator determines in good faith is equitably required in the event the Company effects one or more stock dividends, spinoffs, recapitalizations, stock splits, combinations, exchanges or consolidations of shares or other similar changes in capitalization.

10. Withholding.

(a) The Grantee understands that when the RSUs are settled, the Grantee will be obligated to recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the share of Stock as of such date, and the Grantee is responsible for all tax obligations that arise in connection with the RSUs.

(b) Whenever shares of Stock are to be issued upon settlement of the RSUs, the Grantee shall assume sole responsibility for discharging all tax and other obligations associated therewith. The Company has no duty or obligation to minimize the tax consequences to the Grantee and will not be liable to the Grantee for any adverse tax consequences arising in connection with this Award.

(c) In its sole discretion, the Administrator may permit the Grantee to satisfy the Company’s tax withholding obligation with respect to RSUs settled in Stock by having shares withheld in accordance with Section 16(b) of the Plan (or in accordance with such other process determined by the Administrator). The elections described in this subsection (c) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

11. Compliance with Section 409A of the Code. It is the intention of the Company that the Award and Plan are intended either to provide compensation that is exempt from Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “Section 409A”), (by reason of being a short-term deferral) or that is nonqualified deferred compensation that is compliant in all regards with the requirements of Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with this intent. If the Grantee is a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following the Grantee’s death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares of Stock issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares of Stock is necessary to avoid the imposition of adverse taxation on the Grantee in respect of the shares of Stock under Section 409A. Each installment of shares of Stock that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Grantee by Section 409A or for damages for failing to comply with Section 409A.

12. Amendment. The Administrator may at any time amend, modify or terminate the Plan and this Agreement; provided, however, that, (i) except as otherwise specifically permitted under the Plan, no such action of the Administrator shall adversely affect the Grantee’s rights under this Agreement without the consent of the Grantee, and (ii) a “material” amendment to this Agreement (“materiality” to be assessed in accordance with Nasdaq Listing Rule 5635(c)) shall require Company shareholder approval. The Administrator, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the award qualifies for exemption from or complies with Section 409A.

13. Interpretation. This Agreement and the rights of the Grantee hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Administrator may adopt for administration of the Plan. It is expressly understood that the Administrator is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.

14. No Right to Continued Employment. This Agreement shall not confer upon the Grantee any right to continue to provide services, nor shall this Agreement interfere in any way with the Company’s right to terminate the Grantee’s employment at any time.

15. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of this Agreement shall govern. All references herein to the Plan mean the Plan as in effect on the date hereof.

16. Grantee Bound by Plan. The Grantee hereby acknowledges that a copy of the Plan has been made available to him or her and agrees to be bound by all the terms and provisions thereof.

17. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the successors of the Grantee and any transferee of the Grantee in accordance with Section 8 and the successors of the Company.

18. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

19. Counterparts. This Agreement may be executed in counterparts, which shall be deemed originals with the same effect as if both parties had signed the same document. Any counterpart shall be construed together with any other counterpart and both shall constitute one Agreement. For the purposes of this Agreement, a facsimile or PDF copy of a signature shall be construed to be an original.

20. Clawback Policy. Grantee acknowledges and agrees to the applicable of Section 21(h) of the Plan.

Signatures appear on following page

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

SHIFT TECHNOLOGIES, INC.

By:	/s/ Oded Shein
Signature
Name:	Oded Shein
Title:	Chief Financial Officer
Date:	June 30, 2023

I hereby accept this Grant and I agree to be bound by the terms of the Plan and this Grant. I further agree that all of the decisions and interpretations of the Company with respect thereto shall be final and binding.

GRANTEE:		IF GRANTEE’S SPOUSE MUST SIGN:*

By:	/s/ Ayman Moussa	By:
	Signature		Signature

Name:	Ayman Moussa	Name:
	Print Name		Print Name

* If the Grantee is married and holds RSUs jointly with the Grantee’s spouse or resides in a community property state, both the Grantee and Grantee’s spouse must sign this RSU Agreement.  The community property states are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas and Washington.